U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            NAPOLI ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Colorado                                       912015608
(State or other jurisdiction of             (IRS Employer Identification Number)
Incorporation or Organization)

Suite 566 - 1027 Davie Street
Vancouver, British Columbia
Canada,                                                   V6C 4L2
(Address of Principal Executive Offices)                 (Zip Code)

                                  213-304-1936
              (Registrant's telephone number, including area code)

                        Consulting Agreement Between the
                            Company and Dwight Lewis
                            (Full title of the plans)

                                Thomas Stepp, Jr.
                           1301 Dove Street, Suite 460
                            Newport Beach, California
                                      92660
                     (Name and address of agent for service)

                                 (949) 660-9700
          (Telephone Number, Including Area Code, of Agent for Service)

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CALCULATION OF REGISTRATION FEE

Title of Securities  Amount to      Proposed    Proposed Maximum    Registration
To be Registered     be Registered  Offering    Aggregate Offering  Fee*
                                    Price       Price
--------------------------------------------------------------------------------
Common Stock,        1,500,000      $0.66       $990,000            $247.50
Par Value: $0.001
Per Share
--------------------------------------------------------------------------------

* Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.00025 by the proposed maximum aggregate offering price.

Estimated solely for the purposes pf calculating the registration fee. Calculated in accordance with Rule 457(h) under the Securities Act of 1933 based on the average bid and ask price of Common Stock of the Company as reported on the OTC:BB on July 24, 2003.

                                     PART I

              Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to individual persons as compensation for services rendered to the Company. The exact services sought as consideration for the common shares issued in this registration statement are set out in the exhibits containing the exact terms of the consultancy. The Company has considered the value of the shares of common stock in relation to the value of the services to be rendered, and the Company's Board of Directors has, by resolution, determined to enter into the consultancy agreement and further has agreed upon the number of shares issued to be commensurate with the services provided. The following individual is the natural person contracting with the Company to provide the consultancy services provided. The following individual is a natural person contracting with the Company to provide the consultancy services; the number of shares adjacent to his name is indicative of the compensation to be received under the consultancy agreement:

                         DWIGHT LEWIS         1,500,000

Item 2. Registrant Information and Employee Plan.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the

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"Securities Act"). Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               Information Required in the Registration Statement

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Securities and Exchange Commission (the "Commission"), by Napoli Enterprises, Inc., a Colorado corporation (the "Company") are incorporated herein by reference:

      (a) The registrant's Articles of Incorporation filed on August 31, 1999, as amended;

      (b)   The Registrant's By-Laws filed on August 31, 1999;

      (c) The Registrant's Form 10-SB12G Registration Statement originally filed by the Company under the Securities Exchange Act of 1934, as amended, with the Commission on August 31, 1999, and subsequent amendments filed thereto;

      (d) The Registrant's Form 10-KSB annual report of the Company for the year ended February 28, 2003 filed on May 29, 2003 and all other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended February 28, 2003; and

      (e) All documentation subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 during the effectiveness of this registration statement.

All documents incorporated by reference herein will be made available to all participants without charge, upon written or oral request. Other documents required to be delivered to participants pursuant to Rule 428(b)(1) under the Securities Act of 1933 are also available without charge, upon written or oral request. All requests for documents shall be directed to:

                            NAPOLI ENTERPRISES, INC.
                          Suite 566 - 1027 Davie Street
                           Vancouver, British Columbia
                                 Canada, V6E 4L2

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ITEM 4. DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The Shares registered herein are being issued to the consultant for services provided to the registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement have any equity or other interest in the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation and Bylaws generally require the Company to indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary or employee of the Company against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the Company.

Section 7-108-402 (1) of the Colorado Business Corporation Act provides as follows:

If so provided in the Articles of Incorporation, the corporation shall eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; except that any such provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any breach of the director's duty of loyalty to the corporation or to its shareholders, acts or omissions not in good faith or which involve the intentional misconduct or a knowing violation of law, acts specified in section 7-108-403 [regarding unlawful corporate distributions], or any transaction from which the director directly or indirectly derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director to the corporation or its shareholders for monetary damages for any act or omission occurring before the date when such provision becomes effective.

ARTICLE SEVEN (c) of the Company's Articles of Incorporation provide as follows:

No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for any breach, act, omission or transaction as to which the Colorado Business Corporation Act (as in effect from time to time) prohibits expressly the elimination or limitation of liability. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

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The above discussions of the Company's Articles of Incorporation, Bylaws and the
Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            Not Applicable.

ITEM 8. EXHIBITS

      4a* - Consulting Agreement between Napoli Enterprises, Inc. and Dwight Lewis.

      5* -    Opinion of Thomas Stepp, Jr., Stepp Law Group,

      5a*  -  Consent of Thomas Stepp, Jr., Stepp Law Group. (Included in
              Exhibit 5)

      23.b* - Consent of Miller & McCollom, Certified Public Accountants

----------
*     Filed Herewith

ITEM 9. UNDERTAKINGS

      (a)   The undersigned Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Company hereby undertakes that, for the purposes of determining liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
            Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration

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            statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses paid or incurred by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, thereunto duly authorized on this 1st of August, 2003.


                                                           By: /s/ Greg Sonic
                                                               -----------------
                                                           Greg Sonic, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


/s/ Greg Sonic
-----------------------                 August 1, 2003
Name: Greg Sonic